Exhibit 4.9

CUSIP NO.: 478160DA9 ISIN: XS2821719536 Common Code: 282171953	PRINCIPAL AMOUNT €[ ]

REGISTERED NO. R-

JOHNSON & JOHNSON

3.550% NOTE DUE 2044

Unless this certificate is presented by an authorized representative of Euroclear Bank S.A./N.V. (“Euroclear”) or Clearstream Banking, Societe Anonyme (“Clearstream”) to the Company or its agent for registration of transfer, exchange or payment, and any certificate issued is registered in the name of The Bank of New York Depository (Nominees) Limited, or such other name as requested by an authorized representative of Euroclear or Clearstream (and any payment is made to its authorized nominee or to such other entity as is requested by an authorized representative of Euroclear or Clearstream), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL as the registered owner hereof, The Bank of New York Depository (Nominees) Limited, has an interest herein.

The following summary of terms is subject to the information set forth on the reverse hereof:

ORIGINAL ISSUE DATE:	May 20, 2024

MATURITY DATE:	June 1, 2044

INTEREST RATE:	3.550%

INTEREST PAYMENT DATE:	June 1

RECORD DATE:	May 15

COMMON DEPOSITARY:	The Bank of New York Mellon, London Branch

OPTIONAL REDEMPTION:	Yes

JOHNSON & JOHNSON, a New Jersey corporation (herein called the “Company,” which term includes any successor person under the indenture referred to on the reverse hereof), for value received, hereby promises to pay to The Bank of New York Depository (Nominees) Limited, or registered assigns, the principal sum of €[      ] ([      ] EURO) on the Maturity Date of this Note, and to pay interest thereon from and including May 20, 2024, or from and including the last date in respect of which interest has been paid or provided for, as the case may be. Interest will be paid on the Interest Payment Date shown above, beginning on June 1, 2024 (except as provided below), at the Interest Rate per annum specified above, until the principal hereof is paid or made available for payment, and interest shall accrue on any overdue principal and on any overdue installment of interest (to the extent that the payment of such interest shall be legally enforceable) at the Interest Rate per annum shown above. The interest so payable and punctually paid or duly provided for on the Interest Payment Date will, as provided in such Indenture, be paid to the person in whose name this Note (or one or more predecessor Notes) is registered at the close of business on the Record Date next preceding such Interest Payment Date; provided, however, that interest payable at the Maturity Date will be payable to the person to whom principal shall be payable. The first payment of interest on this Note will be made on June 1, 2024 to the registered owner of this Note on May 20, 2024. Any interest not punctually paid or duly provided for shall be payable as provided in the Indenture.

Beneficial owners of this Note will be paid in accordance with the procedures of Euroclear or Clearstream in effect from time to time.

Any payment otherwise required to be made in respect of this Note on a date that is not a Business Day (as defined on the reverse hereof) need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on such date, and no additional interest shall accrue as a result of such delayed payment.

Interest on this Note will be computed on the basis of the actual number of days in the period for which interest is being calculated and the actual number of days from and including the last date on which interest was paid on this Note (or May 20, 2024 if no interest has been paid on this Note), to but excluding the next scheduled Interest Payment Date. This payment convention is referred to as ACTUAL/ACTUAL (ICMA) as defined in the rulebook of the International Capital Market Association.

UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR INDIVIDUAL CERTIFICATES EVIDENCING THE SECURITIES REPRESENTED HEREBY IN DEFINITIVE FORM, THIS NOTE MAY BE TRANSFERRED IN WHOLE, BUT NOT IN PART, AND ONLY BY EUROCLEAR/CLEARSTREAM TO A NOMINEE OF EUROCLEAR/CLEARSTREAM OR BY A NOMINEE OF EUROCLEAR/CLEARSTREAM TO EUROCLEAR/CLEARSTREAM OR ANOTHER NOMINEE OF EUROCLEAR/CLEARSTREAM, OR BY EUROCLEAR/CLEARSTREAM OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR TO A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.

In addition, ownership of beneficial interests in this Note will be limited to participants in Euroclear or Clearstream or persons that hold interests through such participants, and the transfer of beneficial interests herein will be effected only through records maintained by Euroclear or Clearstream (with respect to interests of participants in Euroclear or Clearstream) or by participants in Euroclear or Clearstream or persons that may hold interests through such participants (with respect to persons other than participants in Euroclear or Clearstream).

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as though fully set forth at this place.

This Note shall not be valid until the certificate of authentication hereon shall have been manually signed by or on behalf of the Trustee or an authenticating agent under the Indenture referred to on the reverse hereof.

IN WITNESS WHEREOF, Johnson & Johnson has caused this instrument to be signed in its name by the signature of one of its duly authorized officers.

Dated: May 20, 2024

JOHNSON & JOHNSON,

By:
Name: Title:

Attest:

By:
Name: Title:

Dated: May 20, 2024

Trustee’s Certificate of Authentication

This is one of the Notes described herein and referred to in the within-mentioned Indenture,

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,

By:
Authorized Officer

[Reverse of Note]

JOHNSON & JOHNSON

3.550% NOTE DUE 2044

(herein called the “Notes”)

Section 1. General. This Note is one of a duly authorized series of debt securities of Johnson & Johnson, a New Jersey corporation (the “Company”), issued under and pursuant to an indenture, dated as of September 15, 1987, between the Company and The Bank of New York Mellon Trust Company, N.A. (as successor to BNY Midwest Trust Company which succeeded Harris Trust and Savings Bank), as trustee (the “Trustee”), as supplemented by a First Supplemental Indenture dated as of September 1, 1990 and a Second Supplemental Indenture dated as of November 9, 2017 (as so supplemented, the “Indenture”), to which Indenture and all other indentures supplemental thereto reference is hereby made for a description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Trustee, the Company and the holders of the Notes, this Note being subject to all terms therein contained. This Note is an unsecured obligation of the Company and will rank equally with all other unsecured and unsubordinated indebtedness for borrowed money of the Company.

Section 2. Payments.

(a) Interest on this Note will be payable annually on June 1 of each year (the “Interest Payment Date”), beginning on June 1, 2024 and at the Maturity Date.

Interest payments on each Interest Payment Date for this Note will include accrued interest from and including May 20, 2024 or from the most recent Interest Payment Date to which interest has been paid or provided for, as the case may be, to, but excluding, such Interest Payment Date, except that at the Maturity Date the interest payments will include accrued interest from and including the Original Issue Date, or from and including the last date in respect of which interest has been paid, as the case may be, to, but excluding, the Maturity Date.

(b) All payments of interest and principal, including payments made upon any redemption of this Note, will be payable in euro. If, on or after May 14, 2024, the euro is unavailable to the Company due to the imposition of exchange controls or other circumstances beyond the Company’s control or if the euro is no longer being used by the then member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of this Note will be made in U.S. dollars until the euro is again available to the Company or so used. The amount payable on any date in euro will be converted into U.S. dollars at the rate mandated by the U.S. Federal Reserve Board as of the close of business on the second Business Day prior to the relevant payment date or, in the event the U.S. Federal Reserve Board has not mandated a rate of conversion, on the basis of the most recent euro/U.S. dollar exchange rate available on or prior to the second Business Day prior to the relevant payment date, as reported by Bloomberg. Any payment in respect of this Note so made in U.S. dollars will not constitute an Event of Default under this Note or the Indenture. Neither the Trustee nor any paying agent shall have any responsibility for any calculation or conversion in connection with the forgoing.

(c) The Bank of New York Mellon (London Branch) will initially act as paying agent, and The Bank of New York Mellon will initially act as security registrar. The Company may change any paying agent or security registrar without notice. The Company may act in any such capacity.

Section 3. Defeasance. If the Company at any time deposits with the Trustee money or eligible government obligations sufficient to make timely payments of all principal of and interest on the Notes, the Company will be discharged from the restrictive covenants in the Indenture or possibly from all payment obligations under the Indenture and this Note, provided certain conditions set forth in the Indenture are met by the Company. If the Company is so discharged from its payment obligations with respect to this Note, the holder would be able to look only to the deposited money or government obligations for payment. Eligible government obligations are those backed by the full faith and credit of the government of the United States.

Section 4. Restrictive Covenants. This Note is an unsecured general obligation of the Company. The Indenture does not limit other unsecured debt. It does limit certain debt and sale and leaseback transactions if the debt is secured by liens on or the property leased is manufacturing property located in the continental United States which is of material importance to the Company’s consolidated business. The limitations are subject to a number of important definitions, qualifications and exceptions set forth in the Indenture. Once a year the Company must report to the Trustee on compliance with the limitations.

Section 5. Events of Default. An Event of Default is: default for 30 days in payment of interest on the Notes; default in payment of principal on the Notes; failure by the Company for 90 days after notice to it to comply with any of its other agreements in the Indenture or this Note; and certain events of bankruptcy or insolvency. If an Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the Notes may declare all the Notes to be due and payable immediately.

Section 6. Optional Redemption.

(a) Prior to the Par Call Date (as defined below), the Company may, at any time and from time to time, redeem this Note at its option, in whole or in part, upon at least 15 days, but not more than 60 days, prior notice at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

•

the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including any portion of such payments of interest accrued as of the redemption date), discounted to the date of redemption on an annual basis (ACTUAL/ACTUAL (ICMA) at the applicable Comparable Government Bond Rate (as defined below), plus 15 basis points, and

•	100% of the principal amount of the Notes to be redeemed,

plus, in either case, accrued and unpaid interest on the Notes to be redeemed to, but excluding, the date of redemption.

(b) On or after the Par Call Date, this Note may be redeemed in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest to, but excluding, the date of redemption.

(c) Installments of interest on Notes being redeemed that are due and payable on interest payment dates falling on or prior to a redemption date shall be payable on the interest payment date to the holders as of the close of business on the relevant regular record date according to the Notes and the Indenture.

“Comparable Government Bond” means, in relation to any Comparable Government Bond Rate calculation, at the discretion of an independent investment bank selected by the Company, a German government bond whose maturity is closest to the maturity of this Note, or if such independent investment bank in its discretion determines that such similar bond is not in issue, such other German government bond as such independent investment bank may, with the advice of three brokers of, and/or market makers in, German government bonds selected by the Company, determine to be appropriate for determining the Comparable Government Bond Rate.

“Comparable Government Bond Rate” means the yield to maturity, expressed as a percentage (rounded to three decimal places, 0.0005 being rounded upwards), on the third business day prior to the date fixed for redemption, of the applicable Comparable Government Bond on the basis of the middle market price of such Comparable Government Bond prevailing at 11:00 a.m. (London time) on such business day as determined by an independent investment bank selected by the Company.

“Par Call Date” means March 1, 2044.

Section 7. Payment of Additional Amounts. The Company will, subject to the exceptions and limitations set forth below, pay as additional interest on this Note such additional amounts as are necessary in order that the net payment by the Company or a paying agent of the principal of and interest on this Note to a holder who is not a United States person (as defined below), after deduction for any present or future tax, assessment or other governmental charge of the United States or a political subdivision or taxing authority of or in the United States, imposed by withholding with respect to the payment, will not be less than the amount provided in this Note to be then due and payable; provided, however, that the foregoing obligation to pay additional amounts shall not apply:

(1)

to any tax, assessment or other governmental charge that is imposed or withheld solely by reason of the holder, or a fiduciary, settlor, beneficiary, member or shareholder of the holder if the holder is an estate, trust, partnership or corporation, or a person holding a power over an estate or trust administered by a fiduciary holder, being considered as:

(a)	being or having been present or engaged in a trade or business in the United States or having had a permanent establishment in the United States;

(b)	having a current or former relationship with the United States, including a relationship as a citizen or resident of the United States;

(c)

being or having been a foreign or domestic personal holding company, a passive foreign investment company or a controlled foreign corporation with respect to the United States or a corporation that has accumulated earnings to avoid United States federal income tax;

(d)

being or having been a “10-percent shareholder” of the Company as defined in section 871(h)(3) of the United States Internal Revenue Code of 1986, as amended (the “Code”) or any successor provision; or

(e)	being a bank receiving payments on an extension of credit made pursuant to a loan agreement entered into the ordinary course of its trade or business;

(2)

to any holder that is not the sole beneficial owner of the Notes, or a portion of the Notes, or that is a fiduciary or partnership, but only to the extent that a beneficiary or settlor with respect to the fiduciary, a beneficial owner or member of the partnership would not have been entitled to the payment of an additional amount had the beneficiary, settlor, beneficial owner or member received directly its beneficial or distributive share of the payment;

(3)

to any tax, assessment or other governmental charge that is imposed or otherwise withheld solely by reason of a failure of the holder or any other person to comply with certification, identification or information reporting requirements concerning the nationality, residence, identity or connection with the United States of the holder or beneficial owner of the Notes, if compliance is required by statute, by regulation of the United States Treasury Department or by an applicable income tax treaty to which the United States is a party as a precondition to exemption from such tax, assessment or other governmental charge;

(4)	to any tax, assessment or other governmental charge that is imposed otherwise than by withholding by the Company or a paying agent from the payment;

(5)

to any tax, assessment or other governmental charge that is imposed or withheld solely by reason of a change in law, regulation, or administrative or judicial interpretation that becomes effective after the payment becomes due or is duly provided for, whichever occurs later;

(6)	to any estate, inheritance, gift, sales, excise, transfer, wealth or personal property tax or similar tax, assessment or other governmental charge;

(7)

to any tax, assessment or other governmental charge any paying agent (which term may include the Company) must withhold from any payment of principal of or interest on any Note, if such payment can be made without such withholding by any other paying agent;

(8)

to any tax, assessment or governmental charge that would not have been so imposed or withheld but for the presentation by the holder of a Note for payment on a date more than 30 days after the date on which such payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later;

(9)

any withholding or deduction pursuant to an agreement described in Section 1471(b) of the Code or otherwise imposed pursuant to Sections 1471 through 1474 of the Code (or any regulations or agreements thereunder or official interpretations thereof) or any intergovernmental agreement between the United States and another jurisdiction facilitating the implementation thereof (or any law implementing such an intergovernmental agreement); or

(10)	in the case of any combination of the above items.

This Note is subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation applicable to the Notes. Except as specifically provided under Section 7 and Section 8 hereof, the Company will not be required to make any payment for any tax, assessment or other governmental charge imposed by any government or a political subdivision or taxing authority of or in any government or political subdivision.

The Company will not pay additional amounts on any Note presented for payment by or on behalf of a beneficial owner who would have been able to avoid the withholding or deduction by presenting the relevant global note to another paying agent.

As used under Section 7 and Section 8 hereof, the term “United States” means the United States of America (including the states and the District of Columbia) and its territories, possessions and other areas subject to its jurisdiction, “United States person” means any individual who is a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States, any state of the United States or the District of Columbia (other than a partnership that is not treated as a United States person under any applicable Treasury regulations), or any estate or trust the income of which is subject to United States federal income taxation regardless of its source.

Section 8. Redemption for Tax Reasons. If, as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated under the laws) of the United States (or any political subdivision or taxing authority of or in the United States), or any change in, or amendments to, an official position regarding the application or interpretation of such laws, regulations or rulings, which change or amendment is announced or becomes effective on or after May 14, 2024, the Company becomes or, based upon a written opinion of independent counsel selected by the Company, will become obligated to pay additional amounts as described herein under Section 7 with respect to this Note, then the Company may at its option redeem, in whole, but not in part, this Note on not less than 30 nor more than 60 days prior notice, at a redemption price equal to 100% of their principal amount, together with interest accrued but unpaid on this Note to the date fixed for redemption.

Section 9. Amendments and Waivers. Subject to certain exceptions, provisions of the Indenture or this Note may be amended with the consent of the holders of a majority in principal amount of the Notes at the time outstanding, and any existing default with respect to the Notes may be waived with the consent of the holders of a majority in principal amount of the Notes. Without the consent of any holder, the Indenture or this Note may be amended to cure any ambiguity, defect or inconsistency, to provide for assumption of Company obligations to the holder in the case of a merger or transfer or lease of all or substantially all of the Company’s assets or to make any change that does not adversely affect the rights of the holder of this Note.

Section 10. Authorized Denominations. The Notes are issuable in registered form without coupons in the minimum denomination of €100,000 and in any larger amount that is an integral multiple of €1,000.

Section 11. Exchange and Registration of Transfer. This Note is exchangeable only if (x) the depositary notifies the Company that it is unwilling or unable to continue as depositary for the Notes or if at any time the depositary ceases to be in good standing under the Securities Exchange Act of 1934, as amended, and the Company does not appoint a successor depositary within 90 days after the Company receives such notice or becomes aware that such depositary is no longer in good standing, or (y) the Company in its sole discretion determines that the Notes shall be exchanged for certificated Notes in definitive form, provided that the definitive Notes so issued in exchange for this Note shall be in authorized denominations and be of like aggregate principal amount and tenor and terms as the portion of this Note to be exchanged. Except as provided above, owners of beneficial interests in this Note will not be entitled to have this Note or Notes represented by this Note registered in their names or receive physical delivery of Notes in definitive form and will not be considered the holders hereof for any purpose under the Indenture. Any Notes issued in definitive form in exchange for a registered global note will be registered in the name or names that the depositary gives to the Trustee or other relevant agent of the Trustee. It is expected that the depositary’s instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the registered global note that had been held by the depositary.

Section 12. No Recourse Against Certain Persons. A stockholder, officer, director or employee, as such, past, present or future, of the Company or any successor corporation, shall not have any liability for any obligation of the Company under the Indenture or this Note or for any claim based on, in respect of or by reason of such obligations or their creation. By accepting this Note, the holder hereby waives and releases all such liability. Such waiver and release are part of the consideration for the issue of this Note.

Section 13. Business Day. “Business Day” means any day, other than a Saturday or Sunday, (1) that is not a day on which banking institutions in The City of New York or London are authorized or required by law, regulation or executive order to close and (2) on which the Trans-European Automated Real-time Gross Settlement Express Transfer system (the TARGET2 system), or any successor thereto, is open.

Section 14. Definitions. All terms used in this Note which are not defined herein but are defined in the Indenture shall have the meanings assigned to them therein.

Section 15. Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of New York.

The Company will furnish a copy of the Indenture to any holder of a Note upon written request and without charge. Requests may be made to: Treasurer, Johnson & Johnson, One Johnson & Johnson Plaza, New Brunswick, New Jersey 08933.

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfers unto

PLEASE INSERT SOCIAL SECURITY OR

OTHER IDENTIFYING NUMBER OF ASSIGNEE

PLEASE PRINT OR TYPE NAME AND ADDRESS INCLUDING POSTAL ZIP CODE OF ASSIGNEE

the within Note and all rights thereunder, hereby irrevocably constituting and appointing _____________ attorney to transfer said Note on the books of the Company, with full power of substitution in the premises.

Dated:
Signature

NOTICE: THE SIGNATURE TO THIS ASSIGNMENT MUST CORRESPOND WITH THE NAME AS WRITTEN UPON THE FACE OF THE WITHIN INSTRUMENT IN EVERY PARTICULAR, WITHOUT ALTERATION OR ENLARGEMENT OR ANY CHANGE WHATEVER.

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this instrument, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM — as tenants in common

TEN ENT — as tenants by the entireties

JT TEN — as joint tenants with right of survivorship and not as tenants in common

UNIF, GIFT MIN ACT_

............. Custodian ............

(Cust) (Minor)

Under Uniform Gifts to Minors Act

.................................
(State)

Additional abbreviations may also be used though not in the above list.